Exhibit 10.9

SEMPRA ENERGY
2013 LONG TERM INCENTIVE PLAN
<YEAR> PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

You have been granted a performance-based restricted stock unit award representing the right to receive the number of shares of Sempra Energy Common Stock set forth below, subject to the vesting conditions set forth below. The restricted stock units, and dividend equivalents with respect to the restricted stock units, under your award may not be sold or assigned and will be subject to forfeiture unless and until they vest based upon the satisfaction of total shareholder return performance criteria for a performance period beginning on <DATE>, <YEAR> and ending at <DATE>, <YEAR> or “the close of trading on the first New York Stock Exchange trading day of <YEAR>“. Shares of Common Stock will be distributed to you after the completion of the performance period if the restricted stock units vest under the terms and conditions of your award.

The terms and conditions of your award are set forth in the attached Year <YEAR> Restricted Stock Unit Award Agreement and in the Sempra Energy 2013 Long Term Incentive Plan, which has been provided to you. The summary below highlights selected terms and conditions but it is not complete and you should carefully read the attachments to fully understand the terms and conditions of your award.

SUMMARY

Date of Award:	<DATE>, <YEAR>
Name of Recipient:
Recipient’s Employee Number:
Number of Restricted Stock Units (prior to any dividend equivalents):
At Target:
At Maximum:	200% of Target (e.g. 1,000 at Target = 2,000 at Maximum)
Award Date Fair Market Value per Share of Common Stock (Closing Stock Price on Date of Award):	$<PRICE>
Restricted Stock Units:
Your restricted stock units represent the right to receive shares of Common Stock in the future, subject to the terms and conditions of your award. Your restricted stock units are not shares of Common Stock. The target number of restricted stock units will vest, if the target total shareholder return (a return at the 50th percentile) is achieved. If above target total shareholder return is achieved, you may vest in up to the maximum number of restricted stock units plus reinvested dividend equivalents as described below.

Vesting/Forfeiture of Restricted Stock Units:
Subject to certain exceptions set forth in the Year <YEAR> Restricted Stock Unit Award Agreement, your restricted stock units will vest immediately following the Compensation Committee’s determination and certification of the extent to which Sempra Energy has met specified total shareholder return performance criteria for the performance period beginning on <DATE>, <YEAR> and ending at <DATE>, <YEAR> or “the close of trading on the first New York Stock Exchange trading day of <YEAR>“. Any restricted stock units that do not vest with the Compensation Committee's determination and certification (or otherwise in accordance with your Restricted Stock Unit Award Agreement) will be forfeited.

Transfer Restrictions:
Your restricted stock units may not be sold or otherwise transferred and will remain subject to forfeiture conditions until they vest.
Termination of Employment:
Your restricted stock units also may be forfeited if your employment terminates.
Dividend Equivalents:
You also have been awarded dividend equivalents with respect to your restricted stock units. Your dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award. Your dividend equivalents will be determined based on the dividends that you would have received had you held shares of Common Stock equal to the vested number of your restricted stock units from the date of your award to the date of the distribution of shares of Common Stock following the vesting of your restricted stock units, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock). The dividends will be deemed reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Dividend Reinvestment Plan. Your dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as the shares represented by your restricted stock units.

Distribution of Shares:
Shares of Common Stock will be distributed to you to the extent your restricted stock units (and corresponding dividend equivalents) vest. Except as provided otherwise in the attached Year <YEAR> Restricted Stock Unit Award Agreement, the shares will be distributed to you after the completion of the performance period ending at <DATE>, <YEAR> or “the close of trading on the first New York Stock Exchange trading day of <YEAR>“ and the Compensation Committee’s determination and certification of Sempra Energy’s total shareholder return for the performance period. The shares of Common Stock will include the additional shares to be distributed pursuant to your vested dividend equivalents.

Taxes:
Upon distribution of shares of Common Stock to you, you will be subject to income taxes on the value of the distributed shares at the time of distribution and must pay applicable withholding taxes.
By your acceptance of this award, you agree to all of the terms and conditions set forth in this Cover Page/Summary, the attached Year <YEAR> Restricted Stock Unit Award Agreement and the Sempra Energy 2013 Long Term Incentive Plan.

Recipient:	X
(Signature)
Sempra Energy:	<CEO>
(Signature)
Title:	<TITLE>

SEMPRA ENERGY
2013 LONG TERM INCENTIVE PLAN

Year <YEAR> Restricted Stock Unit Award Agreement

Award:
You have been granted a performance-based restricted stock unit award under Sempra Energy’s 2013 Long Term Incentive Plan. The award consists of the number of restricted stock units set forth on the Cover Page/Summary to this Agreement, and dividend equivalents with respect to the restricted stock units (described below). Capitalized terms used in this Agreement and not defined shall have the meaning set forth in the Plan.
Your restricted stock units represent the right to receive shares of Common Stock in the future, subject to the terms and conditions of your award. Your restricted stock units are not shares of Common Stock.
Each restricted stock unit initially represents the right to receive one share of Common Stock upon the vesting of the unit.
Unless and until they vest, your restricted stock units and any dividend equivalents (as described below) will be subject to transfer restrictions and forfeiture and vesting conditions.
Subject to the provisions below relating to the treatment of your restricted stock units in connection with a Change in Control, your restricted stock units (and dividend equivalents) will vest immediately following and only to the extent that the Compensation Committee of Sempra Energy's Board of Directors (the “Compensation Committee”) determines and certifies that Sempra Energy has met specified total shareholder return criteria for the performance period beginning <DATE>, <YEAR> and ending at <DATE>, <YEAR> or “the close of trading on the first New York Stock Exchange trading day of <YEAR>“. Any restricted stock units (and dividend equivalents) that do not vest will be forfeited.
Your restricted stock units (and dividend equivalents) also may be forfeited if your employment terminates before they vest.
See “Vesting/Forfeiture,” “Transfer Restrictions,” and “Termination of Employment” below.

Vesting/Forfeiture:
Subject to the provisions below relating to the treatment of your restricted stock units in connection with a Change in Control, your restricted stock units (and dividend equivalents, as described below) will vest immediately following and only to the extent that the Compensation Committee determines and certifies that Sempra Energy has met the following total shareholder return performance criteria for the performance period beginning on <DATE>, <YEAR> and ending on <DATE>, <YEAR> or “the close of trading on the first New York Stock Exchange trading day of <YEAR>“:
▪    The percentage of your target number of restricted stock units that vest will be determined as follows, based on the percentile ranking for the performance period (as measured based on the thirty-day average closing stock price immediately preceding the start of the performance period compared to the thirty-day average closing stock price immediately preceding the end of the performance period) of Sempra Energy’s cumulative total shareholder return (consisting of per share appreciation in Common Stock plus reinvested dividends and other distributions paid on Common Stock) among the companies (ranked by cumulative total shareholder returns) in the S&P 500 Utilities Index (excluding water companies), as determined and certified by the Compensation Committee. For the avoidance of doubt, the thirty-day average preceding the beginning of the performance period shall be based on the thirty calendar days prior to and excluding <DATE>, <YEAR> and the thirty day average preceding the end of the performance period shall be based on the thirty calendar days prior to and including the first NYSE trading day of <YEAR>

Sempra Energy Total Shareholder Return Percentile Ranking	Percentage of Target Number of Restricted Stock Units that Vest
90th	200%
80th	175%
70th	150%
60th	125%
50th	100%
40th	70%
35th	55%
30th	40%
25th	0%

If the percentile ranking does not equal a ranking shown in the above table, the percentage of your target number of restricted stock units that vest will be determined by a linear interpolation between the next lowest percentile shown in the table and the next highest percentile shown on the table.
o    If the percentile ranking is at or above the 90th percentile, 200% of your target number of restricted stock units will vest.
o    If the percentile ranking is at or below the 25th percentile, none of your restricted stock units will vest.
•    As soon as reasonably practicable following the end of the performance period, the Compensation Committee will determine and certify the extent to which Sempra Energy has met the performance criteria and the extent, if any, as to which your restricted stock units have then vested and any such vesting shall occur immediately following such determination and certification by the Compensation Committee. You will receive the number of shares of Common Stock equal to the number of your vested restricted stock units after the Compensation Committee’s determination and certification. Also, you will receive the number of shares of Common Stock equal to your vested dividend equivalents after the Compensation Committee’s determination and certification. Certificates for the shares will be issued to you or transferred to an account that you designate. When the shares of Common Stock are issued to you, your restricted stock units (vested and unvested) and your dividend equivalents will terminate.

Transfer Restrictions:	You may not sell or otherwise transfer or assign your restricted stock units (or your dividend equivalents).

Dividend Equivalents:
You also have been awarded dividend equivalents with respect to your restricted stock units. Your dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award. Your dividend equivalents will be determined based on the dividends that you would have received had you held shares of Common Stock equal to the vested number of your restricted stock units from the date of your award to the date of the distribution of shares of Common Stock following the vesting of your restricted stock units, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock). The dividends will be deemed reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Dividend Reinvestment Plan.
Your dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as your restricted stock units. They will vest when and to the extent your restricted stock units vest.
Also, your restricted stock units (and dividend equivalents), including the terms and conditions thereof, will be adjusted to prevent dilution or enlargement of your rights in the event of a stock dividend on shares of Common Stock or as the result of a stock-split, recapitalization, reorganization or other similar transaction in accordance with the terms and conditions of the 2013 Long Term Incentive Plan. Any additional restricted stock units (and dividend equivalents) awarded to you as a result of such an adjustment also will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to your restricted stock units (and dividend equivalents).

No Shareholder Rights:
Your restricted stock units (and dividend equivalents) are not shares of Common Stock. You will have no rights as a shareholder unless and until shares of Common Stock are issued to you following the vesting of your restricted stock units (and dividend equivalents) as provided in this Agreement and the 2013 Long Term Incentive Plan.

Distribution of Shares:
As described in “Vesting/Forfeiture” above, the Compensation Committee will determine and certify the extent to which Sempra Energy has met the performance criteria and the extent, if any, as to which your restricted stock units have then vested.
You will receive the number of shares of Common Stock equal to the number of your restricted stock units that have vested. However, in no event will you receive under this award, and other awards granted to you under the 2013 Long Term Incentive Plan in the same fiscal year of Sempra Energy, more than the maximum number of shares of Common Stock permitted under the 2013 Long Term Incentive Plan. Also, you will receive the number of shares of Common Stock equal to your vested dividend equivalents after the Compensation Committee’s determination and certification.
You will receive the shares as soon as reasonably practicable following the Compensation Committee’s determination and certification (and in no event later than March 15, <YEAR>). Once you receive the shares of Common Stock, your vested and unvested restricted stock units (and dividend equivalents) will terminate.

Termination of Employment:

▪ Termination:
If your employment with Sempra Energy and its Subsidiaries terminates for any reason prior to the vesting of your restricted stock units (and dividend equivalents) (other than under the circumstances set forth in the following provisions of this section), all of your restricted stock units (and dividend equivalents) will be forfeited. Subject to the provisions below relating to the treatment of your restricted stock units in connection with a Change in Control, the vesting of your restricted stock units (and dividend equivalents) does not occur until the date of the Compensation Committee’s determination and certification described above.
If your employment terminates prior to a Change in Control, other than by termination for cause, and you had both completed at least five years of continuous service with Sempra Energy and its Subsidiaries AND met any of the following conditions:
1.)    your employment terminates after <DATE>, <YEAR> and at the date of termination you had attained age 55; or
2.)    your employment terminates after <DATE>, <YEAR> and at the date of termination you had attained age 62; or
3.)    at the date of termination you had attained age 65 and you were an officer subject to the company’s mandatory retirement policy;
your restricted stock units (and dividend equivalents) will not be forfeited but will continue to be subject to the transfer restrictions and vesting conditions and other terms and conditions of this Agreement.
If your employment terminates by reason of your death prior to the vesting of your restricted stock units and your award would otherwise be forfeited (for example, you do not meet the age and service conditions described above), your award will be deemed forfeited immediately prior to the date and time it would otherwise vest, unless, and to the extent that, prior to such date and time, the Compensation Committee in its sole discretion takes action to waive the service requirement described above.

▪ Termination for Cause:
If your employment with Sempra Energy and its Subsidiaries terminates for cause, or your employment would have been subject to termination for cause, prior to the vesting of your restricted stock units (and dividend equivalents), all of your restricted stock units (and dividend equivalents) will be cancelled.
Prior to the consummation of a Change in Control, a termination for cause is (i) the willful failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) your gross insubordination; and/or (iv) your commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interests of the Company. If your restricted stock units remain outstanding following a Change in Control pursuant to a Replacement Award, a termination for cause following such Change in Control shall be determined in accordance with Section 2.8 of the 2013 Long Term Incentive Plan (which defines “Cause” for purposes of the plan), including reasonable notice and, if possible, a reasonable opportunity to cure as provided therein.

Taxes:

▪ Withholding Taxes:
When you become subject to withholding taxes upon distribution of the shares of Common Stock or otherwise, Sempra Energy or its Subsidiary is required to withhold taxes. Unless you instruct otherwise and pay or make arrangements satisfactory to Sempra Energy to pay these taxes, upon the distribution of your shares, Sempra Energy will withhold a sufficient number of shares of common stock or restricted stock units to cover the minimum required withholding taxes and transfer to you only the remaining balance of your shares. In the event that, following a Change in Control, your restricted stock units become eligible for a distribution upon your Retirement by reason of your combined age and service, your restricted stock units may become subject to employment tax withholding prior to the distribution of shares with respect to such units.

▪ Code Section 409A:	Your restricted stock units are subject to Sections 16.5 and 20.12 of the 2013 Long Term Incentive Plan, which set forth terms to comply with Code Section 409A.
Recoupment (“Clawback”) Policy:
The Company shall require the forfeiture, recovery or reimbursement of awards or compensation under the Plan and this Award as (i) required by applicable law, or (ii) required under any policy implemented or maintained by the Company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the Company are listed. The Company reserves the right to recoup compensation paid if it determines that the results on which the compensation was paid were not actually achieved.
The Compensation Committee may, in its sole discretion, require the recovery or reimbursement of long-term incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the Company or its Subsidiaries.

Retention Rights:
Neither your restricted stock unit award nor this Agreement gives you any right to be retained by Sempra Energy or any of its Subsidiaries in any capacity and your employer reserves the right to terminate your employment at any time, with or without cause. The value of your award will not be included as compensation or earnings for purposes of any other benefit plan offered by Sempra Energy or any of its Subsidiaries.

Change in Control:
 In the event of a Change in Control, the following terms shall apply:
▪    If (i) you have achieved age 55 and have completed at least five years of continuous service with Sempra Energy and its Subsidiaries as of the date of a Change in Control and your restricted stock units have not been forfeited prior to the Change in Control, (ii) your outstanding restricted stock units as of the date of a Change in Control are not subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A and/or (iii) your outstanding restricted stock units are not assumed or substituted with one or more Replacement Awards (as defined in Section 16.1 of the 2013 Long Term Incentive Plan), then in each case your outstanding restricted stock units and any associated dividend equivalents will vest immediately prior to the Change in Control with the applicable performance goals deemed to have been achieved at the greater of target level as of the date of such vesting or the actual performance level had the performance period ended on the date of the Change in Control. If the foregoing terms apply, immediately prior to the date of the Change in Control you will receive a number of shares of Common Stock equal to the number of your restricted stock units and dividend equivalents that have vested.
•    If your outstanding restricted stock awards are assumed or substituted with one or more Replacement Awards (as defined in Section 16.1 of the 2013 Long Term Incentive Plan), then, except as provided otherwise in an individual severance agreement or employment agreement to which you are a party, the terms set forth in Sections 16.3 and 16.4 of the 2013 Long Term Incentive Plan shall apply with respect to such Replacement Award following the Change in Control. If the foregoing terms apply and the Replacement Award vests upon your separation from service or death, on such date, you will receive a number of shares or other property in settlement of the Replacement Awards.

Further Actions:
You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.
You shall not be deemed to have accepted this award unless you execute the Arbitration Agreement provided with your award letter.
You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra Energy with full authority to effect any transfer of any shares of Common Stock distributable to you, including any transfer to pay withholding taxes, that is authorized by this Agreement.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of California.
Disputes:
Any and all disputes between you and the Company relating to or arising out of the Plan or your restricted stock unit award shall be subject to the Arbitration Agreement provided with your award letter, including, but not limited to, any disputes referenced in Section 16.4 of the Plan.

Other Agreements:
In the event of any conflict between the terms of this Agreement and any written employment, severance or other employment-related agreement between you and Sempra Energy, the terms of this Agreement, or the terms of such other agreement, whichever are more favorable to you, shall prevail, provided that in each case a conflict shall be resolved in a manner consistent with the intent that your restricted stock units comply with Code Section 409A. In the event of a conflict between the terms of this Agreement and the 2013 Long Term Incentive Plan, the plan document shall prevail.

By your acceptance of this award, you agree
to all of the terms and conditions described above and in the 2013 Long Term Incentive Plan